Exhibit 10.1

Execution Version

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of November 30, 2018, by and between Black Knight Advisory Services, LLC, a Delaware limited liability company (“Advisor”), and J. Alexander’s Holdings, LLC, a Delaware limited liability company (the “Company”). Advisor and the Company are collectively referred to herein as the “Parties.” Capitalized terms not otherwise defined herein shall have the meanings set forth in the Consulting Agreement (as hereinafter defined).

RECITALS

WHEREAS, the Company and Advisor are parties to that certain Management Consulting Agreement, dated as of September 28, 2015 (the “Consulting Agreement”), pursuant to which Advisor provides certain consulting services to the Company, and that certain Unit Grant Agreement, dated as of October 6, 2015 (the “Unit Grant Agreement”), pursuant to which the Company granted to Advisor 1,500,024 Class B Units of the Company (the “Incentive Compensation Units”); and

WHEREAS, the Parties desire to terminate the Consulting Agreement and to enter into this Agreement to memorialize the terms and conditions of such termination.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained herein and other consideration the receipt and sufficiency of which are expressly acknowledged hereby, the Parties hereby agree as follows:

1.    The Parties agree that the Consulting Agreement is terminated effective as of November 30, 2018 and is of no further force or effect, and neither the Company nor Advisor shall have any continuing rights or obligations with respect thereto. In consideration of such termination, the Company shall, on January 31, 2019, pay to Advisor a termination fee of $4,559,592 in immediately available funds by wire transfer pursuant to wire instructions delivered by Advisor to the Company (the “Termination Fee”). The Parties acknowledge that the Termination Fee has been calculated in accordance with the formula for an Early Termination Amount payment as set forth in the Consulting Agreement.

2.    Notwithstanding the termination of the Consulting Agreement, the Company will pay to Advisor the Base Fee payable pursuant to the Consulting Agreement for the Company’s 2018 fiscal year, pro-rated to the date of this Agreement by multiplying the Base Fee that Advisor would have otherwise been entitled to receive for such full fiscal year, by a fraction, the numerator of which is the number of days during such fiscal year that the Consulting Agreement was in effect ending on November 30, 2018, and the denominator of which is the actual number of days in such fiscal year (the “2018 Base Fee”), which, in accordance with the terms of the Consulting Agreement, shall be paid no later than ten (10) business days following the completion of the Company’s audit for the 2018 fiscal year, but in any event, no later than ninety (90) days following the end of the Company’s 2018 fiscal year. Subject to Advisor’s execution of a customary confidentiality and standstill agreement, the Company will provide to Advisor no later than February 15, 2019 a calculation of the 2018 Base Fee to be approved by the Compensation

Committee of the Board of Directors of J. Alexander’s Holdings, Inc., a Tennessee corporation (“Parent”) calculated in accordance with the Consulting Agreement and the foregoing (the “Calculation Notice”) and will make Company personnel reasonably available to Advisor regarding such calculation. If Advisor does not object to such calculation in writing on or prior to February 28, 2019, the amount of the 2018 Base Fee set forth in the Calculation Notice will be final, subject to any adjustment required as a result of the completion of the Company’s audit for the 2018 fiscal year. If Advisor objects in writing to the calculation and amount set forth in the Calculation Notice on or prior to February 28, 2019, the Parties agree to work in good faith for a period not to exceed five (5) business days to correct any errors in the calculation of the 2018 Base Fee set forth in the Calculation Notice.

3.    The Parties acknowledge and agree that the Company’s payment of the amounts payable pursuant to Section 1 and Section 2 of this Agreement shall satisfy any and all obligations that the Company or any of its Affiliates, successors or assigns may have under the Consulting Agreement and other than right to receive the amounts payable pursuant to Section 1 and Section 2 of this Agreement Advisor shall have no right to any additional compensation, reimbursements or other payments under the Consulting Agreement.

4.    The Parties recognize that pursuant to the Company’s Second Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”), and the Unit Grant Agreement, the Advisor’s Incentive Compensation Units totaling 1,500,024 units are fully vested and will remain exercisable for ninety (90) days following the termination of the Consulting Agreement; provided, that, the Incentive Compensation Units shall be immediately and automatically cancelled and forfeited for no consideration if an Exchange (as defined in the LLC Agreement) is not effected pursuant to the LLC Agreement within such ninety (90) day period; provided, further, that the Company shall notify Advisor of the expiration of such ninety (90) day period at least ten (10) business days prior to such expiration.

5.    Waiver and Release.

(a)    Effective as of and conditioned upon the Company’s payment of the amounts payable pursuant to Section 1 and Section 2 of this Agreement, each of the Parties hereto hereby waives, and agrees and covenants not to assert, any rights or claims each may have under the terms of the Consulting Agreement.

(b)    In consideration of the covenants of the Company set forth herein, the Advisor knowingly and voluntarily (for itself, its members and affiliates) releases and forever discharges Parent, the Company and their subsidiaries, officers, directors and affiliates (the “Company Parties”) from any and all claims, suits, controversies, actions, causes of action, cross claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present and whether known or unknown, suspected, or claimed against any of the Company Parties that Advisor may have, which arise out of or are related to the Consulting Agreement; provided, however, that nothing contained herein will operate to release any rights or obligations of the Company Parties arising under Section 9 (Indemnification) under the Consulting Agreement, this Agreement, the LLC Agreement or the Unit Grant Agreement, as applicable. Advisor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Company Party based upon any matter purported to be released hereby.

(c)    In consideration of the covenants of Advisor set forth herein, the Company knowingly and voluntarily (for itself, and any Company Party) releases and forever discharges Advisor, its members, officers, directors and affiliates (the “Advisor Parties”) from any and all claims, suits, controversies, actions, causes of action, cross claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present and whether known or unknown, suspected, or claimed against the Advisor Parties that the Company Parties may have, which arise out of or are related to the Consulting Agreement; provided, however, that nothing contained herein will operate to release any rights or obligations of the Advisor Parties arising under this Agreement, the LLC Agreement or the Unit Grant Agreement, as applicable. The Company hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any proceeding of any kind against the Advisor Parties based upon any matter purported to be released hereby.

(d)    The Parties acknowledge and agree that the waivers and releases set forth herein are essential and material terms of this Agreement and that without such waiver the Parties would not have agreed to the terms of the Agreement.

6.    Representations and Warranties. Each of the Parties represents and warrants to the other that:

(a)    Such Party is duly organized and validly existing under the laws of the jurisdiction of its formation.

(b)    Such Party has all requisite corporate or other power and authority and has taken all other actions necessary to execute and deliver this Agreement and to perform its obligations provided for in this Agreement.

(c)    This Agreement has been duly authorized, executed and delivered by such Party and constitutes a valid and binding obligation enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)    All third-party consents, authorizations and government approvals which are necessary for the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been obtained and are in full force and effect, and no other action by, and no notice or filing with, any governmental authority or other individual or entity is required for such execution, delivery or performance.

(e)    The execution, delivery and performance of this Agreement does not and will not (i) violate any provision of its organizational documents, any authorization, any government rule or any government approval or, (ii) conflict with, result in a breach of or constitute a default under any mortgage, indenture, loan, credit agreement or other agreement to which such Party is a party or by which such Party or its property may be bound or affected in any material respect.

7.    General Provisions.

(a)    Entire Agreement; Amendment. This Agreement contains the entire agreement of the Parties hereto relating to the subject matter hereof, and shall supersede any previous agreement, negotiation or commitment between the Parties with respect to any aspect of the subject matter hereof. No amendment, waiver or modification of this Agreement shall be valid or binding unless made in writing and duly executed by each of the Parties hereto.

(b)    Notices. All notices which may be or are required to be given pursuant to this Agreement shall be (i) (x) delivered in person, (y) sent via postage prepaid, certified or registered mail, return receipt requested or (z) sent by email transmission (provided confirmation of email receipt is obtained from the recipient), and (ii) addressed to the party to whom sent or given at the address set forth on the signature page hereof or to such other address as any party hereto may have given to the party hereto in such manner. If delivered, such notice shall be deemed given when received; if mailed, such notice shall be deemed made or given five (5) days after such notice has been mailed, as provided above; if sent by email transmission, such notice shall be deemed given on the date of confirmed receipt by recipient.

8.    This Agreement and the rights and obligations of the Parties hereunder shall be governed by the laws of the State of Tennessee without regard to choice or conflict of laws.

9.    This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

10.    This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.

11.    This Agreement may be executed and delivered by electronic means, including, but not limited to, scanning as a “.pdf” or facsimile with the same force and effect as if it were a manually executed and delivered counterpart.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the duly authorized representatives of the Parties hereto have executed this Agreement as of the day and year first above written.

J. ALEXANDER’S HOLDINGS, LLC

By:	/s/ Mark A. Parkey
Name:	Mark A. Parkey
Title:	Executive Vice President and Chief Financial Officer

Address:
3401 West End Ave.
Suite 260
Nashville, TN 37203

[SIGNATURE PAGE TO BLACK KNIGHT TERMINATION AGREEMENT]

BLACK KNIGHT ADVISORY SERVICES, LLC

By:	/s/ Michael L. Gravelle
Name:	Michael L. Gravelle
Title:	Member

Address:
1701 Village Center Circle
Las Vegas, NV 89134
Attn: General Counsel

[SIGNATURE PAGE TO BLACK KNIGHT TERMINATION AGREEMENT]